                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

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                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                AMERICA ONLINE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                    [LOGO OF AMERICAN ONLINE APPEARS HERE]
                                 22000 AOL WAY
                             DULLES, VA 20166-9323

                                October 3, 1997

Dear Stockholder,

  You are cordially invited to attend the 1997 Annual Meeting of Stockholders of America Online, Inc. (the "Company") to be held at 10:00 a.m. on October 31, 1997 at the Westfields International Conference Center, located at 14750 Conference Center Drive, Chantilly, Virginia.

  At the Annual Meeting, two persons will be elected to the Board of Directors. The Board of Directors recommends the election of the two nominees named in the Proxy Statement. In addition, the Company will ask the stockholders to ratify the selection of Ernst & Young LLP as the Company's independent public accountants.

  Whether you plan to attend the Annual Meeting or not, it is important that you promptly complete, sign, date and return the enclosed proxy card in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

                                          Sincerely,

                                          /s/ Stephen M. Case
                                          Stephen M. Case, Chairman of the
                                          Board


                            YOUR VOTE IS IMPORTANT.
                PLEASE REMEMBER TO RETURN YOUR PROXY PROMPTLY.

                             AMERICA ONLINE, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD OCTOBER 31, 1997

To the Stockholders of America Online, Inc.

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of America Online, Inc., a Delaware corporation (the "Company"), will be held on October 31, 1997 at the Westfields International Conference Center, located at 14750 Conference Center Drive, Chantilly, Virginia at 10:00 a.m. for the following purposes:

  1. To elect two members to the Board of Directors to serve for a term ending in 2000 and until their successors are duly elected and qualified.

  2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending June 30, 1998.

  3. To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

  The Board of Directors has fixed the close of business on September 3, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. A list of such Stockholders will be available for inspection at the Westfields International Conference Center, during ordinary business hours for the ten-day period prior to the Annual Meeting.

  All Stockholders are cordially invited to attend the Annual Meeting. However, to ensure your representation you are requested to complete, sign, date and return the enclosed proxy as soon as possible in accordance with the instructions on the proxy card. A return addressed envelope is enclosed for your convenience.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ George Vradenburg, III
                                          George Vradenburg, III Secretary

Dulles, Virginia
October 3, 1997

                             AMERICA ONLINE, INC.
                                 22000 AOL WAY
                          DULLES, VIRGINIA 20166-9323
                                (703) 448-8700
                               ----------------

                                PROXY STATEMENT
                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of America Online, Inc. (the "Company" or "America Online"), a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Stockholders to be held at the Westfields International Conference Center, located at 14750 Conference Center Drive, Chantilly, Virginia on October 31, 1997 at 10:00 a.m., and any adjournments thereof (the "Meeting").

  Where the Stockholder specifies a choice on the proxy as to how his or her shares are to be voted on a particular matter, the shares will be voted accordingly. If no choice is specified, the shares will be voted FOR the election of the two nominees for Director named herein and FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending June 30, 1998. A proxy may be revoked by written instrument delivered to the Company at any time before the proxy is voted. Any Stockholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company's common stock, par value $.01 per share ("Common Stock"), is necessary to constitute a quorum at the Meeting. With respect to the tabulation of proxies for purposes of constituting a quorum, abstentions and broker non-votes are treated as present, and for purposes of any particular proposal, abstentions and broker non-votes have no effect on the vote.

  The close of business on September 3, 1997 has been fixed as the record date for determining the Stockholders entitled to notice of and to vote at the Meeting. As of that date, the Company had 101,251,844 shares of Common Stock outstanding and entitled to vote. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by Stockholders. This Proxy Statement and the accompanying proxy are being mailed on or about October 3, 1997 to all Stockholders entitled to notice of and to vote at the Meeting.

  The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of Common Stock of the Company for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, telegram, and telex, and personal solicitation by the directors, officers or employees of the Company. No additional compensation will be paid to directors, officers or employees for such solicitation.

  The Annual Report to Stockholders for the fiscal year ended June 30, 1997 is being mailed to the Stockholders with this Proxy Statement, but does not constitute a part hereof.

                              RECENT DEVELOPMENTS

  On September 7, 1997, America Online entered into a Purchase and Sale Agreement (the "Agreement") by and among America Online, ANS Communications, Inc., a Delaware corporation and a wholly-owned subsidiary of AOL ("ANS"), and WorldCom, Inc., a Georgia corporation ("WorldCom"), pursuant to which America Online agreed to transfer to WorldCom its ANS subsidiary and WorldCom agreed to transfer to America Online all of the online services businesses of CompuServe Corporation, a Delaware corporation ("CompuServe"), and $175 million in cash, subject to certain adjustments (the "Purchase and Sale"). Consummation of the Purchase and Sale is subject to the satisfaction of certain conditions, including, among others, the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any foreign competition law or similar law, the receipt of other required regulatory approvals, and the absence of certain adverse changes. Consummation of the Purchase and Sale is also subject to the consummation of WorldCom's acquisition of CompuServe pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated September 7, 1997, by and among H&R Block, Inc., a Missouri corporation ("H&R Block"), H&R Block Group, Inc., a Delaware corporation, a wholly-owned subsidiary of H&R Block and the majority shareholder of CompuServe, WorldCom, and Walnut Acquisition Company, L.L.C., a Delaware limited liability company which is wholly-owned by WorldCom (the "Merger"). The closing of the Purchase and Sale is expected to occur on or before March 1, 1998, as soon as practicable after the satisfaction of the foregoing conditions. Stockholders are not being asked to vote on the Purchase and Sale or any of the related transactions or agreements at the Meeting.

                                SHARE OWNERSHIP

  The following table sets forth certain information as of July 31, 1997, concerning the ownership of Common Stock by (i) each stockholder of the Company known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (ii) each current member and nominee for election of the Board of Directors of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table appearing under "Executive Compensation," below and (iv) all current directors and executive officers of the Company as a group.

                                                          SHARES BENEFICIALLY
                                                               OWNED (1)
                                                        -----------------------
         NAME AND ADDRESS*                                NUMBER     PERCENT
         -----------------                              ------------ ----------
Over 5% Stockholders:
The Capital Group Companies, Inc. and
Capital Research and Management Company(2)(3)..........   12,833,220    13.7%
333 South Hope Street
Los Angeles, California 90071

Putnam Investments, Inc.(2)(4).........................    7,727,146     8.3%
One Post Office Square
Boston, Massachusetts 02109

Current Directors and Director Nominees:
Stephen M. Case(5)(6)..................................    2,359,695     2.3%
Frank J. Caufield(7)...................................      169,800       **
Robert J. Frankenberg(7)...............................       20,000       **
General Alexander M. Haig, Jr.(7)......................      179,360       **
James V. Kimsey(6).....................................    1,052,391     1.0%
William N. Melton(6)...................................      390,000       **
Dr. Thomas Middelhoff(8)...............................            0       **
Robert W. Pittman(7)...................................       20,000       **
Daniel F. Akerson......................................            0       **

Named Executive Officers Who Are Not Directors:
Bruce R. Bond(7).......................................            0       **
Lennert J. Leader(6)...................................      533,439       **
Theodore J. Leonsis(6).................................      319,302       **
All executive officers and directors as a group (14
 persons)(6)...........................................    5,301,639     5.1%

--------
* Addresses are given for beneficial owners of more than 5% of the Common Stock only.

** Represents beneficial ownership of less than 1% of the Company's of Common Stock.

(1) The number of shares of Common Stock issued and outstanding on July 31, 1997 was 100,716,429. The calculation of percentages is based upon the number of shares of Common Stock issued and outstanding on such date, plus shares of Common Stock subject to options held by the respective persons on July 31, 1997 and exercisable within 60 days thereafter. The persons and entities named in the table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, except as described below. Attached to each share of Common Stock is a Preferred Share Purchase Right to acquire one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $.01 per share, which Preferred Share Purchase Rights are not presently exercisable.

(2) Based solely upon information filed with the Securities and Exchange Commission.

(3) The Capital Group Companies, Inc. reports that it does not have dispositive or voting power over the reported shares of Common Stock but may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Capital Research and Management Company, an investment advisor and wholly-owned subsidiary of The Capital Group Companies, Inc. reports that it is the beneficial owner of and has sole dispositive power over 9,914,400 shares of Common Stock. The remaining shares are reported as being beneficially owned by other subsidiaries of The Capital Group Companies, Inc., none of which by itself owns 5% or more of the outstanding securities.

(4) Putnam Investments, Inc. is a wholly-owned subsidiary of Marsh & McClennan Companies, Inc. Included in the 7,727,146 shares of Common Stock beneficially owned by Putnam Investments, Inc., are 6,536,878 shares beneficially owned by Putnam Investment Management, Inc. and 625,384 shares of Common Stock beneficially owned by The Putnam Advisory Company, Inc., both registered investment advisers and wholly-owned subsidiaries of Putnam Investments, Inc. Putnam Investments, Inc. shares voting power with The Putnam Advisory Company, Inc. with respect to 420,514 shares.

(5) Includes 4,086 shares held by a custodian on behalf of Mr. Case's minor children under the Uniform Gifts to Minors Act.

(6) Includes shares issuable within 60 days of July 31, 1997 upon the exercise of options to purchase Common Stock as follows: Mr. Case--1,869,000; Mr. Kimsey--812,424; Mr. Melton--140,000; Mr. Leader--403,536; Mr. Leonsis--
    156,546; and all directors and executive officers as a group--4,027,210.

(7) Represents shares issuable within 60 days of July 31, 1997 upon the exercise of options to purchase Common Stock.

(8) Dr. Middelhoff is a Director and a member of the Executive Board of Bertelsmann AG, a joint venture partner of the Company. Dr. Middelhoff disclaims beneficial ownership of 3,609,280 shares of Common Stock owned by Bertelsmann AG.

                                   MANAGEMENT

DIRECTORS

  The Company's Restated Certificate of Incorporation and Restated By-Laws provide for a classified Board of Directors. The Board of Directors currently consists of eight members, classified into three classes as follows: James V. Kimsey and Alexander M. Haig, Jr. constitute a class with a term which expires at the upcoming Meeting (the "Class I Directors"); Frank J. Caufield, Robert J. Frankenberg and Robert W. Pittman constitute a class with a term ending in 1998 (the "Class II Directors"); and Stephen M. Case, William N. Melton and Thomas Middelhoff constitute a class with a term ending in 1999 (the "Class III Directors"). At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. James V. Kimsey is not standing for re-election to the Board of Directors. Daniel F. Akerson has been nominated to the Board of Directors to fill Mr. Kimsey's seat, see "Election of Directors (Item 1)."

  The names of the Company's directors and certain information about them are set forth below:

   NAME                     AGE POSITIONS WITH THE COMPANY
   ----                     --- --------------------------
   Stephen M. Case.........  39 Chairman of the Board; President, Chief
                                Executive Officer and Director
   Frank J. Caufield.......  57 Director
   Robert J. Frankenberg...  50 Director
   General Alexander M.      72 Director
    Haig, Jr...............
   James V. Kimsey.........  58 Chairman Emeritus and Director
   William N. Melton.......  55 Director
   Dr. Thomas Middelhoff...  44 Director
   Robert W. Pittman.......  43 President and Chief Executive Officer,
                                AOL Networks, and Director

  Mr. Case, a co-founder of the Company, has been Chairman of the Board of Directors since October 1995, Chief Executive Officer of the Company since April 1993 and a director since September 1992. Mr. Case has served as President since July 1996 and served previously as President from January 1991 to February 1996. He also served as Executive Vice President from September 1987 to January 1991 and Vice President, Marketing, from 1985 to September 1987.

  Mr. Caufield has been a director of the Company since 1991. He has held the position of general partner of Kleiner, Perkins, Caufield & Byers, a venture capital partnership, since 1978. Also, he is a director of Quickturn Design Systems, Inc., an emulation technology company.

  Mr. Frankenberg has been a director of the Company since October 1995. He was held the position of President and Chief Executive Officer of Encanto Networks, Inc., a producer of Java-based internet appliances, since June 1997. He was the Chief Executive Officer, President and a director of Novell, Inc. from April 1994 to August 1996 and Chairman of the Board of Directors of Novell, Inc. from August 1994 to August 1996. Mr. Frankenberg also served as Vice President/General Manager, Personal Information Networks and Cooperative Computing Groups of Hewlett-Packard Company from November 1989 to April 1994. Mr. Frankenberg is a director of Electroglas, Inc., Caere Corporation, Secure Computing Corporation and DAW Technologies, Inc. He is also Chairman of the Board of Directors of Wall Data Incorporated.

  General Haig has been a director of the Company since 1989. He has held the position of Chairman and President of Worldwide Associates, Inc., an international consulting company, since 1984. General Haig is the former U.S. Secretary of State, former Vice Chief of Staff, Army, former White House Chief of Staff and former Supreme Allied Commander, Europe. General Haig has been awarded many military decorations, including the

Distinguished Service Cross. A retired full General, U.S. Army, he also served as the President and Chief Operating Officer of United Technologies Corp., and is currently a director of Interneuron Pharmaceuticals, Inc., MGM Grand, Inc. and Interactive Flight Technologies, Inc., and is Executive Advisor to Precision Response Corporation.

  Mr. Kimsey, a co-founder of the Company, has served as Chairman Emeritus of the Board of Directors since October 1995 and as a director since 1985. Mr. Kimsey served as Chairman of the Board of Directors from 1985 to October 1995. He also served as President of the Company from 1985 to January 1991 and as Chief Executive Officer from 1985 to April 1993. Mr. Kimsey serves as a director for Capital One Financial Corp., a financing company, Capital One Bank, a financial corporation, and BTG, Inc., a computer software and systems company. Over the past 20 years, Mr. Kimsey has founded and served on the boards of a number of businesses in the Washington, D.C. area.

  Mr. Melton has been a director of the Company since September 1992. Since 1994, he has held the positions of President and Chief Executive Officer of CyberCash, Inc., a leading developer of software and service solutions for payments over the Internet. From 1981 to 1992, he held positions at Verifone, Inc., including President and Chief Executive Officer from 1981 to 1986 and Chairman of the Board from 1981 to 1992. Mr. Melton served as a director of Verifone from 1992 to July 1996. Mr. Melton has also been a director of Transaction Network Services, Inc. since 1990.

  Dr. Middelhoff has been a director of the Company since May 1995. He has been a member of the Executive Board of Bertelsmann AG, one of the world's largest media companies, since July 1994 and was elected as Chairman of Bertelsmann AG beginning in October 1998. From July 1990 through July 1994, he served as Chairman of the Management Board of Mohndruck Graphische Betriebe GmbH and as a member of the Board of Directors of Bertelsmann Industries, Gutersloh. Prior to that, he served as Managing Director of Mohndruck Graphische Betriebe GmbH. Dr. Middelhoff was nominated as a director of the Company pursuant to the terms of a Common Stock Purchase Agreement with Bertelsmann AG.

  Mr. Pittman has been a director of the Company since October 1995. He was appointed as President and Chief Executive Officer of AOL Networks, a division of the Company in November 1996. He held the positions of Managing Partner and Chief Executive Officer of Century 21 Real Estate Corp. from October 1995 to October 1996. Mr. Pittman had previously been President and Chief Executive Officer of Time Warner Enterprises since 1990, a division of Time Warner Entertainment Company, LP, a company engaged in entertainment, cable networks and cable systems, and Chairman and Chief Executive Officer of Six Flags Entertainment Corporation since 1991, the second largest theme park operator in the United States. Mr. Pittman is a director of HFS, Inc. (formerly Hospitality Franchise Systems, Inc.). Mr. Pittman also has served as president and chief executive officer of MTV Networks, and was the creator of the MTV network.

COMMITTEES OF THE BOARD AND MEETINGS

  Meeting Attendance. During the fiscal year ended June 30, 1997, there were eleven meetings of the Board of Directors, and the various Committees of the Board of Directors met a total of thirteen times. No director attended fewer than 75% of the total number of meetings of the Board of Directors and its Committees on which they served during the fiscal year. In addition, the members of the Board of Directors and its Committees acted by unanimous written consent pursuant to Delaware law.

  Audit Committee. The Audit Committee, which met six times in fiscal 1997, has two members, Messrs. Frankenberg and Melton. The Audit Committee reviews the engagement of the Company's independent accountants, and reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

  Compensation Committee. The Compensation Committee, which met six times during fiscal 1997, has two members, General Haig (Chairman) and Mr. Caufield. The Compensation Committee (i) reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company and (ii) administers the Company's 1992 Employee, Director and Consultant Stock Option Plan, the 1987 Stock Incentive Plan, the 1985 Incentive Stock Option Plan (Restatement) and the Employee Stock Purchase Plan.

  Nominating Committee. The Nominating Committee, which met once during fiscal 1997, has four members, Messrs. Caufield, Frankenberg, Melton and Middelhoff. The Nominating Committee's role, following consultation with all other members of the Board of Directors, is to make recommendations to the full Board as to the size and composition of the Board and to make recommendations as to particular nominees; it does not consider nominees recommended by stockholders.

COMPENSATION OF DIRECTORS

  The Company's policy is to pay no cash compensation to members of the Board for attendance at Board meetings or Committee meetings. The Company paid Mr. Kimsey, Chairman Emeritus and a director of the Company, $50,000 during fiscal 1997 for services rendered to the Company and paid $54,000 to rent office space for Mr. Kimsey.

  Directors are eligible to participate in the Company's 1992 Employee, Director and Consultant Stock Option Plan (the "1992 Plan"). Under the 1992 Plan, each non-employee Director will receive an initial grant upon first being elected or appointed to the Board of Directors, to purchase 10,000 shares of Common Stock (or such higher number of options as is determined by the Compensation Committee for recruitment purposes). The 1992 Plan also provides for an annual grant on the date following the annual meeting of stockholders of the Company of each year, after giving effect to the election of any director or directors at such annual meeting of stockholders, to each non-employee director (who has served for at least six months as a director) of an option to purchase 10,000 shares of Common Stock. Non-employee directors who serve on the Company's Compensation or Audit Committee (or other committee designated by the Board) are granted an option to purchase 5,000 shares with each Chairman of such committees receiving an additional 5,000 shares. Options granted for service on committees are not cumulative for service on more than one committee. All of such options granted to non-employee directors will have an exercise price equal to the fair market value of the Common Stock on such grant date, have a term of ten years, and be immediately exercisable (subject to Section 16 of the Securities Exchange Act of 1934, as amended, the "1934 Act").

EXECUTIVE OFFICERS

  The names of, and certain information regarding, executive officers of the Company who are not directors of the Company, are set forth below. The executive officers serve at the pleasure of the Board of Directors and the Chief Executive Officer.

   NAME                      AGE POSITIONS WITH THE COMPANY
   ----                      --- --------------------------
   Bruce R. Bond...........   51 President and Chief Executive Officer, ANS
                                 Communications
   Miles R. Gilburne.......   46 Senior Vice President, Corporate Development
   Lennert J. Leader.......   42 Senior Vice President; Chief Financial Officer,
                                 Treasurer, Chief Accounting Officer and Assistant
                                 Secretary
   Theodore J. Leonsis.....   41 President and Chief Executive Officer, AOL Studios
   Mark Stavish............   42 Vice President, Human Resources and Facilities
   George Vradenburg, III..   54 Senior Vice President, General Counsel and
                                 Secretary

  Mr. Bond was appointed as President and Chief Executive Officer of ANS Communications, a division of the Company in July 1996. He was Managing Director of British Telecom's National Business Communications from 1993 to May 1996. He joined British Telecom, one of the world's leading providers of integrated telecommunications services, in 1989 as Director of Corporate Strategy after spending two years as Corporate Vice President for Strategic Planning with US West. Before joining US West, Inc., a diversified telecommunications company, Mr. Bond held a variety of posts in planning and marketing with AT&T Corp., a long distance telephone carrier, and the Bell Operating Companies. Mr. Bond is also a director of Witco Corporation, a manufacturer of specialty chemical and petroleum products.

  Mr. Gilburne joined the Company in February 1995 as Senior Vice President, Corporate Development. Prior to joining the Company, Mr. Gilburne was a founding attorney of the Silicon Valley office of the law firm of Weil, Gotshal & Manges. Mr. Gilburne is also a partner in the Cole-Gilburne Fund, a venture capital fund.

  Mr. Leader has been Senior Vice President, Chief Financial Officer and Treasurer since joining the Company in September 1989, and has been Assistant Secretary since October 1994. He served as Secretary from 1989 through October 1993 and became Chief Accounting Officer in October 1993. Prior to joining the Company, Mr. Leader was Vice President, Finance, of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989, and Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989. Mr. Leader is a Certified Public Accountant and was an audit manager at Price Waterhouse prior to joining Morino, Inc. in 1984.

  Mr. Leonsis has been President and Chief Executive Officer of AOL Studios, an operating division of the Company, since October 1996. Mr. Leonsis joined the Company in September 1994 as President of the Company's America Online Services Company, an operating division of the Company. For at least the prior five years, Mr. Leonsis was President of Redgate Communications Corporation ("Redgate"), which was acquired by the Company in May 1994.

  Mr. Stavish joined the Company as Vice President, Human Resources and Facilities in February 1995. He was Director of Human Resources of PepsiCo, a manufacturer and seller of beverage products and snack foods, from August 1987 to February 1995 and Manager of Human Resources of Mobil Oil, a manufacturer and marketer of petrochemicals, packaging films and specialty chemical products, from March 1977 to August 1987.

  Mr. Vradenburg joined the Company as Senior Vice President, General Counsel and Secretary in March 1997. He was a Senior Partner with the law firm of Latham & Watkins and co-chair of its Entertainment & Media Practice Group from 1995 to 1997. Mr. Vradenburg previously served as Executive Vice President of Fox, Inc., which owns and operates a television broadcasting network and produces movies and television shows, from 1991 to 1995 and Senior Vice President and General Counsel of CBS, Inc., a television and radio broadcasting and cable programming company, from 1985 to 1991.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table sets forth summary information as to compensation received by the Company's Chief Executive Officer and each of the four other most highly compensated persons who were serving as executive officers of the Company as of June 30, 1997 (collectively, the "named executive officers") for services rendered to the Company in all capacities during the three fiscal years ended June 30, 1997.

                                                                           LONG-TERM
                                    ANNUAL COMPENSATION               COMPENSATION AWARDS
                           -------------------------------------  -----------------------------
                                                       OTHER      SECURITIES
NAME AND PRINCIPAL         FISCAL                      ANNUAL     UNDERLYING       ALL OTHER
     POSITION               YEAR   SALARY   BONUS   COMPENSATION  OPTIONS (#)   COMPENSATION(1)
------------------         ------ -------- -------- ------------  -----------   ---------------
 Stephen M. Case.........   1997  $271,250       $0         $0       100,000         $3,826
  Chairman of the Board,    1996  $200,000       $0         $0             0         $4,462
  Chief Executive           1995  $200,000       $0         $0     1,000,000(2)      $4,462
  Officer and President
 Robert W. Pittman ......   1997  $335,064 $125,000   $111,092(3)    500,000            $85
  President and CEO,
  AOL Networks
 Bruce R. Bond...........   1997  $384,616 $128,600         $0        20,000         $5,424
  President and CEO,
  ANS Communications
 Theodore J. Leonsis.....   1997  $236,250  $46,875         $0        50,000        $33,072
  President and CEO,        1996  $204,600       $0         $0             0        $25,911
  AOL Studios               1995  $179,025       $0     $9,757(4)    400,000(2)    $100,169
 Lennert J. Leader.......   1997  $236,250  $46,875         $0        50,000         $4,257
  Sr. VP; Chief Financial   1996  $195,000       $0         $0             0         $4,594
  Officer; and Treasurer    1995  $188,333       $0         $0       400,000(2)      $4,163

--------
(1) All Other Compensation for Mr. Case, Mr. Pittman, Mr. Bond, Mr. Leonsis, and Mr. Leader during fiscal 1997 includes the dollar value of premiums paid by the Company with respect to term life insurance for their benefit in the amounts of $330, $85, $924, $510 and $510, respectively. All Other Compensation for Mr. Case, Mr. Bond, Mr. Leonsis, and Mr. Leader during fiscal 1997 also includes $3,496, $4,500, $3,694 and $3,747, respectively, of matching contributions made under the Company's 401(k) Plan. All Other Compensation for Mr. Leonsis during fiscal 1997 also includes $28,868 of reimbursement of insurance payments for the continuation of coverage established prior to the acquisition of Redgate.

(2) Reflects two-for-one stock splits effected on April 27, 1995 and November 28, 1995.

(3) Includes $80,000 for reimbursement of moving expenses.

(4) Represents tax reimbursement payments.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information regarding the grant of stock options during the fiscal year 1997 to the named executive officers.

                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                  ASSUMED ANNUAL RATE OF STOCK
                                                                                 PRICE APPRECIATION FOR OPTION
                                            INDIVIDUAL GRANTS                               TERM(2)
                         ------------------------------------------------------- ------------------------------
                         NUMBER OF
                           SHARES   % OF TOTAL OPTIONS
                         COVERED BY     GRANTED TO     EXERCISE
                           OPTION      EMPLOYEES IN      PRICE
      NAME                GRANT(1)     FISCAL YEAR     ($/SHARE) EXPIRATION DATE       5%             10%
      ----               ---------- ------------------ --------- --------------- -------------- ---------------
Stephen M. Case.........  100,000          1.7%         $26.25      10/24/06         $1,650,848      $4,183,574
Robert W. Pittman.......  400,000          6.9%         $24.63      10/16/06         $6,113,167     $15,568,676
                          100,000          1.7%         $70.00      10/24/06                 $0              $0
Bruce Bond..............   20,000          0.3%         $26.25      10/24/06           $330,170        $836,715
Theodore J. Leonsis.....   50,000          0.9%         $26.25      10/24/06           $825,424      $2,091,786
Lennert J. Leader.......   50,000          0.9%         $26.25      10/24/06           $825,424      $2,091,787

--------
(1) Options are non-qualified stock options, become exercisable over a four-year period and generally terminate 90 days following termination of the executive officer's employment with the Company or the expiration date, whichever occurs earlier. The exercise price of each option was determined to be equal to or greater than the fair market value per share of the Common Stock on the grant date.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares. The actual gains, if any, on the exercise of stock options will depend on the future performance of the Common Stock, the option holder's continued employment throughout the option period, and the date on which the options are exercised.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

  The following table provides information regarding the aggregate exercises of options by each of the named executive officers. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 1997, and the values of "in-the-money" options, which values represent the positive spread between the exercise price of any such option and the fiscal year-end value of America Online Common Stock.

                                                             NUMBER OF SECURITIES UNDERLYING     VALUE OF THE UNEXERCISED IN-THE-
                                                              UNEXERCISED OPTIONS AT FISCAL          MONEY OPTIONS AT FISCAL
                                                                        YEAR-END                           YEAR-END(2)
                                                           -----------------------------------   --------------------------------
                         SHARES ACQUIRED
      NAME                 ON EXERCISE   VALUE REALIZED(1)  EXERCISEABLE       UNEXERCISEABLE    EXERCISEABLE     UNEXERCISEABLE
      ----               --------------- ----------------- ----------------   ----------------   --------------   ---------------
Stephen M. Case.........     629,024        $26,641,722            1,769,000            600,000     $92,575,226       $27,275,000
Robert W. Pittman.......           0                 $0               20,000            500,000        $401,900       $12,400,000
Bruce Bond..............           0                 $0                    0             20,000              $0          $587,500
Theodore J. Leonsis.....     100,136         $3,725,668              191,546            298,582      $9,773,777       $13,354,799
Lennert J. Leader.......     167,416         $7,270,558              353,536            250,000     $17,827,115       $11,203,750

--------
(1) The value realized represents the aggregate market value of the shares covered by the option less the aggregate exercise price paid by the executive.

(2) The value of unexercised in-the-money options at fiscal year-end assumes a fair market value for the Company's Common Stock of $55.625, the closing market price per share of the Company's Common Stock as reported on the New York Stock Exchange on June 30, 1997.

EMPLOYMENT CONTRACTS

  On October 29, 1996, America Online entered into an employment agreement with Robert W. Pittman as President and Chief Executive Officer of AOL Networks, a division of the Company. In the event Mr. Pittman's employment is terminated by him for a good reason or by the Company other than for cause or a permanent and total disability, he will become a consultant to the Company for a term of two years, subject to the terms and conditions of a consulting agreement. In the event of his termination of employment, Mr. Pittman would be subject to non-competition restrictions for a two year period. Also, pursuant to the terms of the agreement, Mr. Pittman may require the Company to purchase his prior residence, during the first two year's of his employment, at a fair market value as determined by an independent appraiser chosen by the Company and acceptable to Mr. Pittman. The Company has agreed to reimburse Mr. Pittman for flight hours and use of a co-pilot if he determines the use of his private aircraft is the easiest and safest method for travel on Company business. However, the Company has no other obligation with respect to such flights, the aircraft or use thereof.

  On May 15, 1996, America Online entered into a letter agreement with Bruce R. Bond as President and Chief Executive Officer, ANS Communications, Inc., a subsidiary of the Company ("ANS"), pursuant to which Mr. Bond became entitled to receive non-qualified stock options for 200,000 shares of ANS common stock and incentive stock options for an additional 200,000 shares of ANS common stock, exercisable in 25% annual installments (collectively, the "ANS Stock Options"). In the event that (i) Mr. Bond has been since the grant date and continues to be as of the second anniversary of his employment (i.e., July 15, 1998) an employee, director or consultant of ANS, and (ii) ANS has not become a public company (or otherwise has achieved liquidity) by July 15, 1998, then Mr. Bond can require ANS to acquire his vested options at fair market value (the "Put"). Pursuant to the terms of Mr. Bond's option agreements for the ANS stock options, if the ANS Common Stock, which is issuable upon exercise of his ANS Stock Options, is substituted for cash or the stock of a public company, as would be the case upon consummation of the Purchase and Sale (see General Information--Recent Developments), the Put expires. In the event that Mr. Bond's employment is terminated without cause by the Company, his ANS stock options that would have vested had he continued to be employed for the balance of that year would immediately vest and the Company would be obligated to pay severance for a twelve-month period in the amount of his then-current salary. Following a change of control of ANS (as defined in the option agreements), the ANS stock options vest upon the earliest of (i) a termination or downgrade of employment without cause within one year of such change of control, or (ii) one year. Consummation of the Purchase and Sale will constitute a "change of control" under Mr. Bond's option agreements. However, Mr. Bond has agreed to waive accelerated vesting of his ANS stock options that would otherwise occur upon one year following the consummation of the Purchase and Sale. Also in connection with the Purchase and Sale, Mr. Bond has signed a non-solicitation agreement. The non-solicitation agreement provides for non-disclosure of certain confidential information and provides that during the term of Mr. Bond's employment and for one year following his termination of employment, he will not solicit, divert, take away, interfere with or disrupt relationships with, or attempt to do any of the foregoing with respect to, any customer, supplier, employee, independent contractor, agent or representative of ANS or any ANS affiliate. The acceleration waiver and the non-solicitation agreement become void if the Purchase and Sale is not consummated. Mr. Bond also has entered into an Employment Agreement with ANS which provides for (i) the assignment of certain developments by Mr. Bond to ANS; (ii) the non-disclosure of certain confidential information; and (iii) two weeks' notice of termination (or compensation in lieu thereof).

  Pursuant to an Employment Agreement dated April 1, 1993 between Redgate Communications Corporation, a wholly-owned subsidiary of America Online, and Theodore J. Leonsis, the Company would be obligated to pay certain benefits and severance for a twelve-month period following Mr. Leonsis' death, permanent disability, or without-cause termination of employment by the Company in the amount of his then-current salary. In the event of his termination of employment, Mr. Leonsis would be subject to non-competition restrictions for a one-year period.

  All of the stock option agreements with respect to Company Common Stock between the Company and the named executive officers provide that at any time following a merger, consolidation, sale or transfer of the Company, as described in each individual option agreement (a "Change in Control"), Company stock options not yet vested will become fully vested upon the earliest of (i) one year following such Change of Control, or (ii) a downgrade in employment or termination of employment without cause, as provided in such option agreements.

PERFORMANCE GRAPH

  The following graph compares the annual change in the Company's cumulative total shareholder return on its Common Stock during a period commencing on June 30, 1992 and ending on June 30, 1997 (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) with the cumulative total return of the CRSP Total Return Index for the Nasdaq National Market (U.S. Companies) (the "Nasdaq Market Index") and the CRSP Total Return Index for Nasdaq Computer and Data Processing Services Stocks (the "C&DP Index") during such period, assuming a $100 investment on June 30, 1992. It should be noted that the Company has not paid any dividends on the Common Stock, and no dividends are included in the representation of the Company's performance. The stock price performance on the graph below is not necessarily indicative of future price performance.



                 COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
           AMERICA ONLINE, INC., NASDAQ MARKET INDEX AND C&DP INDEX





Measurement Period             AMERICA       NASDAQ MARKET       C&DP
(Fiscal Year Covered)        ONLINE, INC.       INDEX            INDEX
---------------------        ------------    -------------   -------------
FYE 6/30/1992                   $   100.0        $   100.0       $   100.0
FYE 6/30/1993                   $   274.1        $   125.8       $   127.4
FYE 6/30/1994                   $   422.2        $   127.0       $   127.6
FYE 6/30/1995                   $ 1,301.7        $   169.5       $   208.4
FYE 6/30/1996                   $ 2,592.6        $   217.6       $   276.8
FYE 6/30/1997                   $ 3,296.3        $   264.6       $   349.4

          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee comprises two non-employee, independent members of the Board of Directors. It is the responsibility of the Compensation Committee to review, recommend and approve changes to the Company's compensation policies and benefits programs, to administer the Company's stock option plans, including approving stock option grants to executive officers and certain other stock option grants, and to otherwise ensure that the Company's compensation philosophy is consistent with the Company's best interests and is properly implemented.

COMPENSATION PHILOSOPHY

  The compensation philosophy of the Company is to (i) provide a competitive total compensation package that enables the Company to attract and retain key executive and employee talent needed to accomplish the Company's goals and
(ii) directly link compensation to improvements in Company performance and increases in stockholder value as measured by the Company's stock price.

COMPENSATION PROGRAM

  The Company's compensation program for all employees emphasizes variable compensation, primarily through performance-based grants of long-term, equity-based incentives in the form of stock options. Salaries at all employee levels are generally managed at median market levels. The Company also maintains a cash-based Management Incentive Plan with awards targeted to provide fully competitive levels of total cash compensation based on the degree of achievement of Company financial and operational performance measures.

  The Compensation Committee conducts ongoing reviews of total compensation levels, structure, and design with the assistance of an outside consultant. The objective of the reviews is to ensure that that management and key employee total compensation opportunity keeps pace with the Company's growth and competitive trends and links the total compensation actually realized to the Company's performance and stock price appreciation. As a result of prior reviews, the Compensation Committee determined that: (i) management cash compensation, historically consisting entirely of salary, had not kept pace with the Company's growth and would likely become a barrier to success in the extremely competitive labor markets the Company faces; and (ii) to address the competitive shortfall in cash compensation, it was in the Company's interests to make a significant proportion of cash pay performance-based. As a result, in early fiscal 1997 the Compensation Committee approved the implementation of the Management Incentive Plan for the second half of fiscal 1997.

BASE SALARIES

  The Compensation Committee reviews each senior executive officer's salary annually. In determining appropriate salary levels, the Compensation Committee considers the officer's impact level, scope of responsibility, prior experience, past accomplishments, and data on prevailing compensation levels in relevant executive labor markets. Based on the findings of the most recent compensation review, the Compensation Committee has approved base salary increases for certain executive officers to be effective in fiscal 1998 which, in conjunction with cash incentive awards targeted under the Management Incentive Plan for fiscal 1998, will bring total cash compensation levels for these officers into line with competitive levels and with the Company's compensation philosophy.

  The Compensation Committee annually reviews and approves the compensation of Mr. Case, the Company's Chairman and Chief Executive Officer. Mr. Case's compensation is determined in a manner consistent with the practices used in determining the compensation of other executive officers of the Company.

As part of the base salary increases approved by the Compensation Committee, Mr. Case's base salary will be increased to an annual rate of $450,000 in fiscal 1998. In recognition of the substantial equity stake Mr. Case has in the Company, the Compensation Committee, based on the recommendation of Mr. Case, currently is conservatively maintaining his salary below median competitive levels with the intention to increase his salary over time toward median levels. Mr. Case's base salary increase for fiscal 1998, along with the incentive award targeted under the Management Incentive Plan, provides Mr. Case with a total cash compensation opportunity generally below median competitive compensation levels in relevant executive labor markets. Over time, additional salary increases will be used to bring Mr. Case's base salary in line with competitive levels.

MANAGEMENT INCENTIVE PLAN

  Over the past several years, the Company has successfully pioneered the Internet online service concept, attracted dominant market share, and pursued aggressive growth in membership, revenue, and program/product offerings. In line with the its growth and development, the Company has adopted compensation practices which reflect what the Company believes to be "best practices" for established, growing technology companies. While equity compensation is and will remain a key element of the Company's management compensation strategy, the Compensation Committee approved for implementation during the second half of fiscal 1997 a cash-based Management Incentive Plan with awards based upon Company financial and key operational performance measures.

  The Management Incentive Plan is administered by the Compensation Committee. Awards under the plan are determined by the Company's performance as measured against certain pre-established performance measures. In early 1997, the Compensation Committee established performance goals for second half of fiscal 1997 related to the Company's earnings performance. During the performance period, the Company exceeded its earnings objectives and accomplished significant operational improvements in a number of critical areas such as membership, connectivity, alternative revenues, and customer turnover. However, the Company's financial performance during the full fiscal year did not achieve objectives at the beginning of the year, due primarily to certain restructuring charges and a change in marketing expense recognition. As a result, the Compensation Committee, based on Mr. Case's recommendations, reduced funding under the plan to 50% of the target awards for senior executive officers other than Mr. Case. Mr. Case was not awarded a bonus for fiscal 1997.

STOCK OPTIONS

  The Compensation Committee believes that granting stock options on an ongoing basis provides officers with a strong economic interest in maximizing stock price appreciation over the longer term. The Company believes that the practice of granting stock options is critical to retaining and recruiting the key talent necessary at all employee levels to ensure the Company's continued success.

  The Compensation Committee is responsible for administering the Company's stock option program, including individual stock option grants to officers and aggregate grants to all plan participants. It is the Company's practice to set option exercise prices at not less than 100% of the stock fair market value on the date of grant. Thus, the value of the stockholders' investment in the Company must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years. Options granted to executive officers generally provide that they are not exercisable until one year after the date of grant, at which time they become exercisable on a cumulative basis at a maximum annual rate of 25% of the total number of shares underlying the option grant.

  During fiscal 1997, the Compensation Committee approved a modification of the Company's historical option grant practices to emphasize more moderate grants to new hires balanced by highly competitive levels of ongoing and performance-related grants to existing employees. Previously, the Company emphasized option grants for new hires in lieu of providing fully competitive cash compensation levels through base salary and cash incentive opportunities.

  In determining the size of stock option grants, the Compensation Committee considers the officer's responsibilities, the expected future contribution of the officer to the Company's performance and the number of shares which continue to be subject to vesting under outstanding options. In addition, the Compensation Committee examines the level of equity incentives held by each officer relative to the other officers' equity positions and their tenure, responsibilities, experience, and value to the Company. In October 1996, the Company granted options to nearly all employees based on their performance. The Company's senior executives (8 people) received options to purchase an aggregate of 970,000 shares, or 15.1% of the 6,413,388 total options granted to employees during fiscal 1997. Mr. Case received an option to purchase 100,000 shares, or 1.6% of the total.

  The Compensation Committee monitors the Company's equity-based compensation program on an ongoing basis to ensure that stockholders resources are used effectively and in the best interests of the Company. During the past two fiscal years, in consultation with independent outside consultants, the Compensation Committee has revised and monitored the program to ensure that dilution from stock option plans is managed within levels consistent with the Company's staffing levels and market value. During that time, the Company has reduced outstanding options as a percentage of common shares outstanding from 45.5% as of June 30, 1995 down to 29.2% as of June 30, 1997. In coming years, the Company expects such percentage to decrease further as the Company rigorously manages its stock option grant programs. The Compensation Committee will continue to monitor the Company's compensation program in order to maintain the proper balance between cash compensation and equity-based incentives and may consider further revisions in the future, although it is expected that equity-based compensation will remain one of the principal components of compensation.

  The Compensation Committee believes that the Company's stock option plans have been very effective in attracting, retaining, and motivating executives and employees of the Company over time and have proven to be an important component of the overall compensation program. During fiscal 1997, 83% of the total options granted were made to non-officer employees. Because of the Company's continuing rapid growth, the Compensation Committee recommended and the Board of Directors approved in July 1997 an amendment to increase by an aggregate of 3,000,000 shares the number of shares of Common Stock that may be issued pursuant to the exercise of options granted under the 1992 Employee, Director, and Consultant Stock Option Plan (the "1992 Plan").

POLICY ON DEDUCTIBILITY OF COMPENSATION

  Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by shareholders.

  The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy, and the Company's best interests. The 1992 Plan approved by the Company's stockholders with subsequent amendments provides for option grants to be qualified as "performance-based" under Section 162(m). The Compensation Committee intends to continue making grants to officers according to the terms and provisions of the 1992 Plan so that income received by participants upon exercise may be deductible by the Company.


                                          Alexander M. Haig, Jr.
                                          Chairman, Compensation Committee
                                          Frank J. Caufield


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Directors and officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than ten percent holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, except as noted below, based solely on review of the copies of the above-mentioned reports furnished to the Company and written representations regarding all reportable transactions, during the fiscal year ended June 30, 1997, all Section 16(a) filing requirements applicable to its Directors and officers and greater than ten percent beneficial owners were complied with on time. The following person filed one late report: Stephen M. Case (one transaction).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Set forth below is certain information as of June 30, 1997 as to loans made pursuant to employment agreements by the Company to each of its directors and executive officers that were outstanding during the fiscal year.

                                                   LARGEST
                                                  AGGREGATE
                                                   AMOUNT
                                                 OUTSTANDING
                                                  IN FISCAL  BALANCE AS
   NAME AND POSITION      NATURE OF INDEBTEDNESS   YEAR 97   OF 6/30/97 INTEREST RATE
   -----------------      ---------------------- ----------- ---------- -------------
George Vradenburg, III..   Residential            $400,000    $400,000         *
Senior Vice President,     Personal               $285,000    $285,000         *
General Counsel and        Housing and Travel(1)  $200,000    $200,000       N/A
Secretary                  Relocation(2)           $36,600     $36,600       N/A
Bruce R. Bond,..........   Personal               $500,000    $500,000        **
President and Chief        Residential            $250,000    $250,000        **
Executive Officer,
ANS Communications

--------
 * Such loans were granted at interest rates equal to the then "Applicable Federal Rate" as established by the Internal Revenue Service. The Applicable Federal Rate at June 30, 1997 was 6.23%.

** Such loans were granted at interest rate equal to the prime rate. The prime rate at June 30, 1997 was 8.50%.

(1) A housing and travel allowance paid by the Company under the terms of Mr. Vradenburg's employment. Such allowance is repayable by Mr. Vradenburg if his employment is terminated for cause by the Company or other than for a good reason by him within the first year of employment.

(2) Relocation costs paid by the Company under the terms of Mr. Vradenburg's employment agreement. Such costs are repayable by Mr. Vradenburg if his employment is terminated for cause by the Company or other than for a good reason by him within the first year of employment.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

  The Company's Restated Certificate of Incorporation and Restated By-Laws provide for a classified Board of Directors. The Board of Directors currently consists of eight members, classified into three classes as follows: James V. Kimsey and Alexander M. Haig, Jr. constitute a class with a term which expires at the upcoming meeting (the "Class I Directors"); Frank J. Caufield, Robert J. Frankenberg and Robert W. Pittman constitute a class with a term ending in 1998 (the "Class II Directors") and Stephen M. Case, William N. Melton and Thomas Middelhoff constitute a class with a term ending in 1999 (the "Class III Directors"); At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. James V. Kimsey is not standing for re-election to the Board of Directors. Daniel F. Akerson has been nominated to the Board of Directors to fill Mr. Kimsey's seat.

  At the Meeting, two Class I Directors will be elected to hold office for a term of three years and until their successors have been duly elected and qualified. Background information appears below for each of the nominees for election as Class I Directors. Although the Company does not anticipate that any of the persons named below will be unwilling or unable to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board of Directors.

           NAME           AGE                BUSINESS EXPERIENCE
           ----           ---                -------------------
 Alexander M. Haig, Jr...  72 General Haig has been a director of the Company since 1989. He has held the position of Chairman
                              and President of Worldwide Associates, Inc., an
                              international consulting company, since 1984.
                              General Haig is the former U.S. Secretary of
                              State, former Vice Chief of Staff, Army, former
                              White House Chief of Staff and former Supreme
                              Allied Commander, Europe. General Haig has been
                              awarded many military decorations, including the
                              Distinguished Service Cross. A retired full
                              General, U.S. Army, he also served as the
                              President and Chief Operating Officer of United
                              Technologies Corp., and is currently a director
                              of Interneuron Pharmaceuticals, Inc., MGM Grand,
                              Inc. and Interactive Flight Technologies, Inc.,
                              and Executive Advisor to Precision Response
                              Corporation.
 Daniel F. Akerson.......  48 Mr. Akerson has served as Chairman of the Board of Directors and Chief Executive Officer since
                              joining Nextel Communications, Inc. on March 6,
                              1996. From 1993 until March 5, 1996, Mr. Akerson
                              served as a general partner of Forstmann Little &
                              Co., a private investment firm ("Forstmann
                              Little"). While serving as a general partner of
                              Forstmann Little, Mr. Akerson also held the
                              positions of Chairman of the Board and Chief
                              Executive Officer of General Instrument
                              Corporation, a technology company acquired by
                              Forstmann Little. From 1983 to 1993, Mr. Akerson
                              held various senior management positions with MCI
                              Communications Corporation, including president
                              and chief operating officer. Mr. Akerson
                              currently serves as a director of American
                              Express Company.

  A plurality of the votes cast at the Meeting is required to elect each nominee as a Director. Unless authority to vote for any of the nominees named above is withheld, the shares represented by the enclosed proxy will be voted FOR the election as Directors of such nominees.

  THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF ALEXANDER M. HAIG, JR. AND DANIEL F. AKERSON AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                         INDEPENDENT PUBLIC ACCOUNTANTS
                                    (ITEM 2)

  The Board of Directors has appointed Ernst & Young LLP, independent public accountants, to audit the financial statements of the Company for the fiscal year ending June 30, 1998. The Board proposes that the stockholders ratify this appointment. Ernst & Young LLP audited the Company's financial statements for the fiscal year ended June 30, 1997. The Company expects that representatives of Ernst & Young LLP will be present at the Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

  In the event that ratification of the appointment of Ernst & Young LLP as the independent public accountants for the Company is not obtained at the Meeting, the Board of Directors will reconsider its appointment.

  The affirmative vote of a majority of the votes cast affirmatively or negatively at the Meeting is required to ratify the appointment of the independent public accountants.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

                                 OTHER MATTERS

  The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                             STOCKHOLDER PROPOSALS

  To be considered for inclusion in the Company's proxy materials relating to the 1998 Annual Meeting of Stockholders, stockholder proposals must be received, marked for the attention of: Secretary, America Online, Inc., 22000 AOL Way, Dulles, Virginia 20166-9323, no later than June 8, 1998.

  WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

                                          By order of the Board of Directors:


                                          /s/ George Vradenburg, III
                                          George Vradenburg, III
                                          Secretary
Dulles, Virginia
October 3, 1997

                                                                      3860-PS-97

--------------------------------------------------------------------------------
                                  DETACH HERE

                             AMERICA ONLINE, INC.

            THIS PROXY IS BEING SOLICITED BY AMERICA ONLINE, INC.'S
                              BOARD OF DIRECTORS

        The undersigned, revoking previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated October 3, 1997 in connection with the Annual Meeting to be held at 10:00 a.m. on October 31, 1997 at the Westfields International Conference Center, located at 14750 Conference Center Drive, Chantilly, Virginia 20151 and hereby
P appoints Lennert J. Leader and Sheila A. Clark and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power
R of substitution to each, to vote all shares of the Common Stock of America Online, Inc. registered in the name provided herein which the undersigned is
O entitled to vote at the 1997 Annual Meeting of Stockholders, and at any adjournment or adjournments thereof, with all the powers the undersigned
X would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or
Y  act as follows on the proposals set forth in said Proxy.

   THIS PROXY WHEN EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF AUDITORS.

        In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

        Election of Two Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate).

        NOMINEES: ALEXANDER M. HAIG, JR. AND DANIEL F. AKERSON

        SEE REVERSE SIDE FOR BOTH PROPOSALS, IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

                                                           ---------------------
                                                                SEE REVERSE
            CONTINUED AND TO BE SIGNED ON REVERSE SIDE               SIDE
                                                           ---------------------

                                  DETACH HERE


[X] Please mark
    votes as in
    this example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of Directors (see reverse).

           FOR ALL     WITHHELD ALL
             [ ]          [ ]

[ ]
   --------------------------------------
   For all nominees except as noted above


2. Proposal to ratify the appointment of
   Ernst & Young LLP as the
   Company's independent public
   accountants for the fiscal year       FOR   AGAINST  ABSTAIN
   ending June 30, 1998.                 [ ]     [ ]      [ ]


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    [ ]

Please sign exactly as name(s) appears hereon.
Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


Signature:                               Signature:
          ---------------------------              ---------------------------

Date:                                    Date:
     --------------------------------         --------------------------------